EXHIBIT 99.1

News Release
General Inquiries: 877.847.0008
www.constellationenergypartners.com

Investor Contact:	Charles C. Ward

877.847.0009

Constellation Energy Partners to Sell Alabama Assets

HOUSTON—(BUSINESS WIRE)—Feb. 4, 2013—Constellation Energy Partners LLC (NYSE MKT: CEP) today announced that it has executed a definitive agreement to sell its Robinson’s Bend Field assets and operations, which are located in the Black Warrior Basin in Tuscaloosa County, Alabama, to a subsidiary of Castleton Commodities International LLC (“CCI”).

The sale encompasses over 500 operating natural gas wells in the Robinson’s Bend Field together with related leasehold interests and infrastructure.

The transaction is expected to close in the first quarter 2013 and will have an effective date of December 1, 2012. The company anticipates that net proceeds received in the transaction will be used to reduce outstanding debt.

Lantana Oil & Gas Partners, Inc. was divestment advisor to CEP for the sales process. Stifel provided a fairness opinion to the company’s board of managers in connection with the transaction.

Additional details concerning the sale of the company’s Robinson’s Bend assets can be found in the company’s filings with the Securities and Exchange Commission and on the company’s Web site (http://www.constellationenergypartners.com).

About the Company

Constellation Energy Partners LLC is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

About CCI

CCI (formerly Louis Dreyfus Highbridge Energy) is a global commodities merchant with an integrated set of operations consisting of the marketing and merchandising of commodities and the ownership, operations, and development of commodities-related upstream and infrastructure assets. The Company markets a broad range of physical commodities including natural gas, natural gas liquids, refined products, crude oil, fuel oil, freight, petrochemicals, electric power and coal and financial instruments related to commodities. CCI is headquartered in Stamford, Connecticut, with offices in Houston, Texas; Denver, Colorado, Calgary, Canada; Lausanne, Switzerland; Shanghai, China; Singapore; and Uruguay.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.